                                                                   Exhibit 10.15



                                      INDEX

Article           Item                                                                       Page Number
                                                                                             -----------
I      RECOGNITION AND UNION SECURITY................................................................03
II     DISCIPLINARY PROCEDURE........................................................................06
III    GRIEVANCE PROCEDURE AND ARBITRATION...........................................................07
IV     HOURS OF WORK AND PREMIUM PAY.................................................................13
V      NO STRIKE - NO LOCKOUT........................................................................17
VI     MANAGEMENT RIGHTS CLAUSE......................................................................18
VII    SENIORITY--LAYOFF AND RECALL..................................................................18
VIII   WAGES.........................................................................................30
IX     STANDARD ALLOWED HOURS........................................................................35
X      HOLIDAYS......................................................................................41
XI     PAID VACATIONS................................................................................45
XII    U.I.U PENSION TRUST...........................................................................49
XIII   UIU HEALTH AND WELFARE FUND...................................................................51
XIV    JURY SERVICE..................................................................................56
XV     BEREAVEMENT PAY...............................................................................56
XVI    BULLETIN BOARDS...............................................................................57
XVII   MILITARY CLAUSE...............................................................................58
XVIII  CONTROLLING AGREEMENT.........................................................................58
XIX    TRAINING PERIOD...............................................................................58
XX     PAY DURING TREATMENT OF WORK-CONNECTED INJURIES...............................................59
XXI    EQUAL EMPLOYMENT OPPORTUNITY..................................................................60
XXII   SAVING CLAUSE.................................................................................61
XXIII  EMPLOYEE BIRTHDAY PAY.........................................................................61
XXIV   DURATION AND TERMINATION......................................................................62
XXV    MISCELLANEOUS.................................................................................63
XXVI   SEVERANCE AND PLANT CLOSINGS..................................................................63

SIGNATURES...........................................................................................64
 APPENDIX A  DISCIPLINARY POLICY.....................................................................65
SCHEDULE "A".........................................................................................66
SCHEDULE "B".........................................................................................67
ADDENDUM.............................................................................................68

                         SHAWNEE, KANSAS LABOR AGREEMENT

                  THIS AGREEMENT, entered into this 23rd day of April 1997, by and between SIMMONS COMPANY, a Delaware corporation, for and on behalf of its plant at Shawnee, Kansas, hereinafter referred to as the COMPANY.

                                       and

                  THE UNITED STEEL WORKERS OF AMERICA, A.F.L., C.I.O., C.L.C., on behalf of its members in Local Union 173. in the Shawnee, Kansas Plant of the Company hereinafter referred to as the UNION.

                                   WITNESSETH

                  NOW, THEREFORE, in consideration of the promises and of mutual covenants and AGREEMENTS of the parties hereinafter set forth, the parties do hereby agree as follows:

                                    ARTICLE I

                         RECOGNITION AND UNION SECURITY

                  1.01 The UNION and the COMPANY shall cooperate to promote the welfare of the COMPANY and efficiency of its factory operations. It is also the intention of the parties to provide an orderly procedure between the EMPLOYER and the UNION and, therefore, all AGREEMENTs or understandings concerning hours, wages and working conditions between the EMPLOYER and the employees covered by this contract are to be made by the EMPLOYER with the UNION as the representative of said employees. No individual employee or group of employees, nor member of the COMPANY shall have the authority to abridge or modify this AGREEMENT in any manner.

                  1.02 RECOGNITION. The COMPANY hereby recognizes the UNION as the sole and exclusive collective bargaining agent for all the COMPANY'S employees employed by it in connection with all its operations in the Shawnee, Kansas plant covered by this Shawnee Labor Agreement, (SKLA) excluding executives, sales employees, office workers, supervisors, foremen, timekeepers mechanics or machinist .

       1.03   UNION SECURITY.

              (a) The COMPANY agrees that as a condition of employment all employees in the bargaining unit shall become members of the UNION after the thirtieth day of their employment or thirty (30) days after the execution date of this AGREEMENT, whichever is the later. All employees who become members of the UNION shall remain members of the UNION in good standing by proper tender of dues and initiation fees during the term of this AGREEMENT.

              (b) The UNION agrees to accept into membership and make membership available to all employees upon the same terms and conditions generally applicable to other members without discrimination.

              (c) Within five (5) days after receipt of written notice from the UNION that any employee has failed, pursuant to the terms of this Article, to tender payment of the regular dues and initiation fee uniformly required by the various locals, party to this AGREEMENT, as a condition of acquiring or retaining membership in the UNION, the COMPANY shall discontinue its employment of such employee. The COMPANY shall not be required by the UNION to discontinue the employment of any employee for any other reason.

              (d) Upon demand by the UNION that an employee be discharged because he is delinquent in the payment of his regular dues or initiation fee, the COMPANY shall promptly notify the employee that his discharge has been demanded and the employee shall have a reasonable time as determined by the UNION in which to rectify the matter before the discharge is placed in effect. If the discharge of an employee is effected by the request of the UNION pursuant to paragraphs a, b, c and d of this section, the UNION agrees to indemnify the COMPANY from any final determination of liability for this action if, prior to the discharge, the COMPANY sends an Overnight letter to the Director of Upholstery Industries Division notifying him of the requested discharge. Failure of the International President to respond by Overnight mail within five (5) days will be deemed concurrence with the local UNION request.

              (e) The COMPANY shall have the exclusive right to hire and shall be the sole judge of the requirements and qualifications of each applicant until the completion of the probationary period.

              (f) The provisions of this section shall be applicable only to the extent permitted by applicable state and federal legislation.

              (g) No UNION member shall be compelled to train employees of a non-UNION shop.

        1.04 CHECK-OFF. Upon written individual voluntary authorization by each employee and subject to the requirements of any applicable local, state or federal law, membership dues and initiation fees of the UNION as authorized and approved by the United Steel Workers UNION Executive Board due and unpaid shall be deducted from the wages of all employees covered by this AGREEMENT and remitted by the COMPANY each and every month to the International Treasurer. This article or any section thereof shall not be operative where prohibited by state law.

        The UNION agrees that it will indemnify and save the COMPANY harmless from any and all liability, claim, responsibility, damage, or suit which may arise out of any action taken by the COMPANY in accordance with the terms of this Article or in reliance upon the authorization mentioned herein.

                  1.05 EMPLOYEES COVERED. The term "Employees" shall not include executives, office employees, timekeepers, supervisors, machinists, watchmen, or any persons whose duties are plant or office MANAGEMENT.

                  1.06 CHECK OFF. The deduction of initiation fees and regular UNION dues as certified by the UNION in writing to the EMPLOYER, shall be made from the second pay check of each month and remitted to the Financial Secretary of the local UNION within five (5) days.

                                   ARTICLE II
                                   ----------

                             DISCIPLINARY PROCEDURE
                             ----------------------

                  2.01 The COMPANY shall not discharge, suspend or otherwise discipline any employee except for just cause, except also as provided in
Section 1.03 (e).

                  2.02 In the event that disciplinary action involving loss of wages (suspension and/or discharge) is taken against any employee, the employee involved must be given an interview concerning such disciplinary action, in which he must be represented by a Shop Steward or an officer of the UNION.

                     The UNION representative will be informed prior to the disciplinary action being taken and must be given an opportunity (not to exceed fifteen (15) minutes) to discuss the case with the affected employee and to participate in the interview with the COMPANY concerning the matter. The interview may be of very short duration and shall not be construed as part of the GRIEVANCE PROCEDURE, as described in Article III of this AGREEMENT, inasmuch as the primary function of the interview is to make certain that a UNION representative is aware of the discipline and that the employee knows precisely what he or she is disciplined for.


                     In cases of physical altercation or where the employee is not on COMPANY premises at the time of the disciplinary action, the interview will be dispensed with.

                     A discharged employee shall be entitled to a hearing before the COMPANY AND THE UNION GRIEVANCE COMMITTEE at 10 a.m. on the day following his discharge, provided the employee is notified of the hearing and is physically able to attend, at which time the merits of the case will be discussed between the UNION and the COMPANY.

                     In the event an employee is unable to attend or the UNION is unable to find such employee, the hearing may be held in abeyance for a period of one (1) week. If the hearing is delayed because of unavailability of the employee, the Company is not liable for any wages during such period.

        2.03 No employee acting in the capacity of a UNION OFFICER or UNION REPRESENTATIVE shall be disciplined for carrying out in good faith his duties under the provisions of this AGREEMENT or as permitted by applicable law.

        2.04 Once an individual is reprimanded and the offense is not committed again for a period of 12 months, the employee shall be considered to have corrected himself. This shall not include such serious offenses as no-strike clause violations, insubordination, stealing, cheating, physical assault, damaging COMPANY property and poor quality.

                                   ARTICLE III

                       GRIEVANCE AND ARBITRATION PROCEDURE

        3.01 - GRIEVANCE PROCEDURE

              A. It is the intent of the parties to this Agreement that the grievance procedure hereby established shall serve as a means for the prompt disposition and amicable settlement of such grievances as may arise between the Company and its employees or the Company and the Union.

                     A grievance is defined as any dispute (excluding discharges for those employees in probationary period) between the Company and employee(s) or between the Company and the Union over the application, interpretation, or alleged violation of an express provision of this Agreement, where applicable.

              B. Should any grievance arise between the Company and any of the Company's employees involving a work assignment, the employee involved shall continue to perform the assignment in question while the grievance is being processed unless it will endanger his life, limb, or safety, or that of other employees or where the contract expressly disavows cessation of such assignment.

              C. The aggrieved employee may discuss the matter with the employee's immediate supervisor and union representative if requested. Any resolution by the supervisor or steward shall not act as a precedent in future cases.

              D.     UNION/MANAGEMENT MEETINGS - METHOD OF PAYMENT
                     Union officials will be paid at their previous quarter's average hourly rate, as computed in Section 8.08 Of The Master, for conference with the management requested by the Company. The Union official(s) and management representative(s) must sign off on daily time sheet in order for such payment to occur.

              E. Time spent in conference with the Company requested by the Union such as grievances and arbitrations, negotiations, or subsequent hearing before Federal or Governmental Agencies pertaining to such contract shall be compensated for by the Union.

              3.02 - GRIEVANCES - STEP 1

                     If the grievance is not settled in verbal discussion described in Section 1 (C) above, the grievance shall be reduced to writing on forms to be made available for such purpose, with each form signed and dated by the aggrieved employee and/or his designated Union Representative. The designated Union Representative shall present the grievance form to the supervisor within five (5) working days from the date of the occurrence or knowledge of occurrence. The grievance shall specify the incident involved, the facts or alleged facts relied upon to support the contention of the employee, the section of this Agreement relied upon, where applicable, the interpretation requested by the grievant; and shall show on its face the date of the incident. The supervisor has (2) work days to answer.

       3.03 - GRIEVANCES - STEP 2

                     A grievance not settled at Step 1 shall be presented to the Operations Manager and/or the Human Resource Manager within three (3) work days from the Step 1 answer. The Operations Manager and/or Human Resource Manager within two days shall meet and discuss the matter with the employee and a union representative. The Operations Manager and/or Human Resource Manager shall then have three (3) work days to answer.

       3.04 - GRIEVANCES - STEP 3

                     If a settlement is not obtained in Step 2, the grievance shall be referred to the Company's Vice President-Human Resources, or his designated representative as Step 3 by the local union representative within five (5) working days from the date of the reply under Step 2. The International Representative of the Union shall meet with the Company's Vice President-Human Resources or the representative he designates, within a reasonable time (not to exceed thirty (30) calendar days). A written answer by the Company to the grievance considered at such meeting shall be given to the International Representative of the Union within five (5) working days after such meeting.

                     If an employee is needed as witness in the process of Step 1 or 2 by the Union, it is understood that any pay lost by the witness or others resulting from his/her absence from work will be reimbursed by the Union.

       3.05 - Failure on the part of either party to respond to any step within the grievance procedure within the time limits established by this article will resolve the grievance against the party failing to respond. Resolution by default, however, shall not establish a precedent for similar grievances. Time limits may be extended by mutual written agreement. Whenever time limits are set out in this Article, they shall be work days exclusive of Saturdays, Sundays, and holidays recognized by this Agreement.

       3.06 - ARBITRATION OF DISPUTES.

              If the grievance is subject to arbitration as provided herein and all conditions in Section 1 above have been satisfied, including the applicable time limits, then the Union on behalf of the aggrieved employee or aggrieved employees may, within ten (10) calendar days of the Company's answer in Step 3, file a written request to the Operations Manager or his designee that the grievance be submitted to arbitration for determination pursuant to this Article.

       3.07 Within ten (10) calendar days after the Union files its written request for arbitration pursuant to Section 6 above, the Company or the Union may write the Federal Mediation and Conciliation Service to request that it submit a panel of seven (7) arbitrators. The Union shall notify the Company of its first strike, and each party shall then alternately strike one name until only one name remains who shall be designated as the impartial arbitrator. Either party reserves the right to reject the entire panel prior to any striking of arbitrators and to request one additional panel of arbitrators per grievance.

              In the event the Union and the Company are unable to agree to a base rate on a new classification as provided for in Section 8.05, the dispute may be appealed to arbitration for determination by a qualified Time Study Arbitrator.

              Appeals under the Standard Allowed Hour Formula as described in
Article IX, if warranted, shall be carried to arbitration under the above described procedure; however, in this instance, the Impartial Chairman of the Arbitration Board must be a qualified Time Study Engineer.

        3.08 - In interpreting and applying the provisions of this Agreement and in making findings of fact, the Arbitrator's interpretation and application must be in accord with the spirit and letter of this Agreement and any amendments thereto. The function of the Arbitrator shall be judicial rather than legislative in nature. No Arbitrator shall have the jurisdiction or authority to add to, take from, nullify, or modify any of the terms of this Agreement or any amendments or Letters of Understanding applicable thereto. In no event shall any of the Company's rights ever be deemed or construed to have been modified, diminished, or impaired by any past practice or course of conduct except where contained in an express provision of this Agreement.

              The Arbitrator shall be bound by the facts and evidence submitted to him/her in the hearing and may not go beyond the terms of this Agreement in rendering his/her decision. No such decision may include or deal with any issue not directly involved in the grievance submitted to him/her or with any matter which is not expressly made subject to arbitration by the terms of this Agreement. No decision of the Arbitrator shall require the payment of an hourly rate different from the applicable one negotiated by the parties and expressly set forth in this Agreement. The decision of the Arbitrator shall be in writing and such decision shall be final and binding upon the parties when rendered upon a matter within the authority of the Arbitrator and within the scope of the matters subject to arbitration as provided in this Agreement and in accordance with the procedures specified in this Agreement.

       3.09 - EXPEDITED ARBITRATION

              The Union or the Company may invoke the Expedited Grievance Procedure, as distinguished from the ordinary Grievance Procedure, in the event an employee is discharged, suspended, disqualified from a job, disciplined for failure to meet production standards , loss or reduction of earnings or in the event there is a seniority dispute. Such request shall be asserted in writing, by next day mail, given to the other party. The party requesting the Expedited Grievance Procedure shall immediately contact the Federal Mediation Conciliation Service to request the first available Arbitrator from a National pre-agreed panel of seven (7) arbitrators who can hear the case within seven (7) calendar days.

              The Arbitrator shall hold an arbitration hearing as expeditiously as possible, but in no event later than seven (7) calendar days after receipt of said notice. The decision of the Arbitrator shall issue forthwith and in no event later than three (3) days after the conclusion of the hearing unless the grieving party agrees to waive this time limitation with respect to all or part of the relief requested. The Arbitrator's WRITTEN opinion will follow within thirty (30) days and such decision shall be final and binding on both parties.

              All costs for the hearing and service of the Arbitrator designated herein, or for any other person selected pursuant to the aforementioned procedure shall be borne by the parties jointly. Each party will bear the expense of its representatives and for the presentation of its own case.

                                   ARTICLE IV
                                   ----------
                          HOURS OF WORK AND PREMIUM PAY
                          -----------------------------

                  4.01 WORK WEEK. For the purpose of computing overtime pay, eight (8) hours shall constitute a day's work; forty (40) hours, from Monday to Friday inclusive, shall constitute a week's work.

              4.02   SHIFT SCHEDULE

              (A) Normal starting time for first shift will be 7:00 a.m. until 3:30 p.m.. As customer requirements demand, the start time can be varied from between 5:00 a.m. and 9:00 a.m., with a thirty (30) minute lunch period without pay from 12:00 noon to 12:30 p.m.

              (B) Normal starting time for second shift will be 4:00p.m. until 12:30a.m. As customer requirements demand the start time can be varied from between 2:00p.m. and 6:00p.m. with thirty (30) minutes lunch period without pay from 8:30p.m. to 9:00p.m.

              (C) If three shifts are required, the first will be from 7:00a.m. until 3:00p.m.; the second will be from 3:00p.m. until 11:00p.m.; and the third will be from 11:00p.m. until 7:00a.m. Each shift will have a thirty (30) minute lunch period.

              (D) Any deviation from the time set out as starting and quitting time shall be made by AGREEMENT between the UNION GRIEVANCE COMMITTEE and PLANT MANAGEMENT.

              (E) If the Company starts the first shift at 9:00 a.m. the shift will work a maximum of 9 hours. If the Company starts the shift between the hours of 5:00 a.m. to 8:00 a.m. Kansas City Plant Supplement - Addendum Item 1 - Overtime will apply. The Company has agreed that if a Saturday is scheduled, to work a maximum of 10 hours on Friday by seniority. The Company has agreed not to start on half hours.


              4.03 LUNCH PERIOD. There will be a thirty (30) minute unpaid lunch period. Whenever three (3) shifts are necessary, each shift shall be paid for eight (8) hours work with the thirty (30) minute lunch period included. Pieceworkers shall be paid at their average hourly earnings rate and hourly workers at their rate for the thirty (30) minute lunch period.

              4.04 REST PERIOD. All employees will be allowed two (2) ten (10) minute rest periods daily.

              4.05 OVERTIME NOTICE. When MANAGEMENT desires any employee to work overtime, twenty-four (24) hours notice will be given except in those cases of emergency. Pursuant to the scheduling of overtime, PLANT MANAGEMENT will make a realistic evaluation of its production needs, delivery time and customer needs.

              4.06 OVERTIME. All work performed in excess of forty (40) hours in one (1) week or eight (8) hours in one (1) day, provided the employee works all scheduled hours each day, Monday through Friday unless contractually excused or excused by management, shall be considered overtime and shall be compensated at the rate of time and one-half at average hourly rate if on piecework, and time and one-half the regular hourly rate if on hourly paid basis.

              4.07 Employees must be available for all work as scheduled, regular or overtime. An employee who did not receive notice of overtime on his or her previous shift worked shall not be compelled to work overtime on that particular day (except for those employees on vacation or approved leave of absence). Employees who have a valid reason may be excused by management from working regular or overtime work at any particular time.

              (a) OVERTIME. Except for plant security, continuous shift operations, emergency, or maintenance, the COMPANY will not require production employees to work in excess of 10 hours per day on Monday, Tuesday, Wednesday, and Thursday, 8 hours on Friday, and/or in excess of 8 hours on Saturday, provided, however, that no employee will be compelled to work more than two consecutive Saturdays, except for the five (5) months determined by the Company. Work in excess of 8 hours on Friday will be addressed by the parties to this agreement. In those five (5) months determined by the Company, employees shall be available for Saturday work when production schedules so require. A tentative schedule for these five (5) months will be given by December 15th. In the event any of these five months need to be changed, a sixty (60) day notice will be given.

              (b) During the months described above the local plant UNION committee and the Operations Managers have the authority to agree to further enhance the varying starting times for selected operations in order to satisfy the scheduling needs for quick turn deliveries as well as to further ensure prompt delivery to customers. Three (3) days notice is also required for such change. (Except Los Angeles).

              (c) Production on Sundays and holidays and in excess of the hours described in (a) above may be performed by volunteers but will not be mandatory.

              (d) If a holiday falls on Friday, then Saturday work shall be performed by volunteers.


              4.08 There shall be no pyramiding of any premium or overtime pay under this AGREEMENT for the same hours worked. Where one or more premiums or overtime rate is payable, the single higher rate shall be paid.

              All work performed on Saturday shall be compensated at one and one-half times the regular rate of pay.

              All work performed on Sunday shall be compensated at double the regular rate of pay.

              All work performed on New Year's Day, Martin Luther King, Jr.'s Birthday, Good Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day following Thanksgiving Day, the last working day before Christmas, Christmas Day, and the day following Christmas shall be compensated at the rate of double time.

              4.09 The COMPANY agrees, insofar as feasible, to divide reasonably equally the available work among qualified employees who constitute the various classifications.

              4.10   (a)    SHIFT SCHEDULE. The shift schedule language
                            described in this Agreement will be modified t management to vary the starting time one hour either before or after the described normal starting time for those operations needed to balance the flow of work without penalty of overtime premium. The
                            COMPANY is required to give three (3) calendar days notice of such change in writing to the UNION as well as posting such on the Bulletin Board and giving notice to the individual involved. Failure to give three (3) days notice for shift varying times will not release the COMPANY from payment of overtime premium pay.


                     (b) When it is necessary to temporarily assign an employee, or group of employees, from a permanent shift assignment to take care of customer demands, the UNION may mutually agree with the COMPANY to the adjustment of shift hours and reasonable notice ("Reasonable" means by the end of the prior working day) will be given to the employee(s) involved without penalty of overtime premium.

              4.11 SHIFT PREMIUMS. Employees assigned to work on the second or third shift shall be paid a shift premium of fifty (50) cents per hour.

              4.12 REPORTING PAY. When an employee reports for work at the regular starting time of his shift without previous notice not to report and his regular work is not available for him, he will receive a minimum of four (4) hours work or pay, provided, however, that at the COMPANY'S option, he/she may be assigned to another job for any portion of said four (4) hours, in which event he will be paid at Average Rate as computed in Section 8.07 for whatever time is spent at that job. The COMPANY shall have no liability regarding the above paragraph in the event of a breakdown of power outside of plant or if inside of plant and not maintained by the COMPANY, a general plant fire, act of God, act of public enemy or because of conditions beyond the control of the COMPANY.

                                    ARTICLE V
                                    ---------
                             NO STRIKE - NO LOCKOUT
                             ----------------------

              5.01 Neither the UNION nor any of the employees in the bargaining unit covered by this AGREEMENT will collectively, concertedly or individually encourage, engage in or participate in, directly or indirectly, any strike, including but not limited to a sympathy strike, deliberate slowdown, stoppage or other interference with production of work during the term of this AGREEMENT; and the COMPANY during the term of this AGREEMENT will not lock out any of the employees covered by this AGREEMENT.



                                   ARTICLE VI
                                  ------------
                            MANAGEMENT RIGHTS CLAUSE
                            ------------------------

              6.01 The UNION recognizes the right of the COMPANY to conduct its business, to operate its plants and to direct the working forces in such manner as it sees fit but not inconsistent with the terms of this AGREEMENT and it is understood that the COMPANY retains all MANAGEMENT rights not specifically covered by this AGREEMENT.

                                   ARTICLE VII
                                   -----------
                         SENIORITY -- LAYOFF AND RECALL
                         ------------------------------

              7.01 The COMPANY recognizes the principle of seniority among its employees and agrees that all layoffs occasioned by lack of work and recalls from layoff shall be by seniority as herein provided.

              7.02   (a)    New employees shall be considered probationary
                            employees until they have completed the probationary period of 60 days. There shall be a ninety (90) day probationary period for incentive workers. During the probationary period an employee may be discharged at the discretion of the COMPANY with or without cause.

                            Any employee who completes his/her probationary period shall commence his/her seniority as of the date of employment and his/her seniority shall remain in full force and effect and shall accumulate thereafter until terminated, all as herein provided. No employee shall be required to serve more than one
                            (1) probationary period, provided such employee is rehired within one year. The COMPANY, however, retains the right to terminate such employee in the event he or she has not demonstrated the ability to successfully perform the job within 30 days of rehire.


              7.03 Seniority shall continue and accumulate while the employee is continuously employed by the COMPANY and during the following periods of absence from work:

                     (a) Up to twelve (12) months in case of disability or illness.

                     (b)    During the first twelve (12) months of layoff.

                     (c)    During military service.

                     (d) When an employee is elected or appointed to a UNION office, such employee shall be given a leave of absence in writing for the term of his office or any renewal thereof. The UNION shall give the COMPANY two (2) weeks prior notice in such situation.

                     (e) The manner of return to employment is set forth below.

                     (f) To be eligible for a leave of absence, an employee must have completed the probationary period and the leave must be in writing.

              7.04 TERMINATION OF SENIORITY. Seniority shall terminate for the following reasons:

                     (a)    When the employee resigns.

                     (b)    When the employee is discharged for just cause.

                     (c)    When the employee is laid off longer than twelve
                            (12) months, except for right of recall as per
                            Section 7.10.

                     (d) When the employee's absence due to disability or illness exceeds five (5) years.

                     (e) When an employee is recalled to work and does not return to work as provided in Section 7.11.

                     (f) If an employee falsifies any information given in connection with a leave of absence.

                     (g) The employee obtains employment while on an approved leave of absence.

              7.05 When increases or decreases in the working force become necessary they shall be made on the basis of seniority as set forth in this Agreement.

              7.06 When there is not sufficient work for all employees, probationary employees with less than sixty (60) days seniority, shall first be laid off. If further reduction of the work force is necessary, employees will be laid off in accordance with Section 7.05.

              7.07 LAYOFF NOTICES. Definitions, determinations and notices of layoffs are set forth in this agreement.

              7.08 SURPLUS LABOR LIST. Any employee laid off for lack of work shall have his/her name placed on a surplus labor list. If an employee's seniority has been broken his name shall be removed from such list.

              7.09 PERSONNEL TURNOVER. The local plants that presently provide the UNION with labor turnover sheets will continue to do so to the extent and in the manner they presently do.

              7.10 RECALL. Employees shall be recalled from the surplus labor list and at the time of their recall be offered work in accordance with the procedure set forth in this Agreement.

                   If an employee is laid off longer than the twelve (12) months, he/she shall have recall rights for an additional six (6) month period without loss of seniority. This additional six (6) month grace period for recall purposes only may not be extended for any other purpose and shall not be credited toward accumulation of seniority.


              7.11 NOTICE OF RECALL. An employee on layoff who is recalled for work will be notified by overnight mail . Failure to report to the Employment Office within forty-eight (48) hours after receipt of notice to report will terminate seniority.

                   Overnight letters  to the employees being recalled will read:
                     "Job available. UNION Contract requires you report within 48 hours."

                   The burden of proving delivery of notice by overnight mail to his last known address shall solely be that of the COMPANY.

              7.12 CHANGE OF ADDRESS. It will be the duty of employees to keep the COMPANY advised of any change of residence. Any employee who fails to do so or who fails to respond to the notice in Section 7.11 shall have no recall rights to the then available job, but his seniority will not be forfeited until the UNION has been notified of his failure to respond in which event the UNION will have five (5) days in which to locate said employee. Failure on the part of the UNION to locate him/her within the above five (5) days will mean forfeiture of all seniority rights by the employee involved.

              7.13 In the event of a war emergency, the parties agree to discuss revision of the seniority provisions of this AGREEMENT for the purpose of providing for such revision as may be necessary because of the employment conditions then existing.

              7.14 SENIORITY BONUS. All employees with eighteen (18) years or more of continuous seniority will be granted a seniority bonus of one (1) week's pay either at Christmas time or at the time of their vacation as the employee chooses.

              Wherever a conflict exists between the preceding Sections 7.01 through 7.14 and the following Sections 7.15 through 7.30, Sections 7.15 through
7.30 will control.

              7.15   DESCRIPTION

                     A. The COMPANY recognizes the principle of seniority (last hired will be the first laid-off) among its employees and agrees that all layoffs occasioned by lack of work and subsequent recalls from layoff shall be by seniority as provided below.

                     B. When increases or decreases in the work force become necessary, they shall be made on the basis of seniority within work groupings.

                     C. Laid-off employees who have seniority rights will be recalled in accordance with their seniority as described in Section 2.02.

                     D. In the event a layoff is necessary, the reduction will be by classification and seniority, giving the affected employee the right to bump or roll the youngest employee in such employee's work grouping provided as follows:

                            1. If trained in one or more classifications within the work grouping, the affected employee must roll or bump into a trained classification. If trained in more than one classification within the work grouping, the affected employee may select the trained classification he/she so desires according to seniority.

                            2. If such employee does not exercise his/her right to roll or bump within his/her work grouping as provided in #1 and #2 above, and the affected employee is qualified to perform jobs in other classifications in a different work grouping without training, such employee may roll or bump the youngest employee in such classification as provided by seniority rule in A and B above.

                            3. If such employee is not permitted to remain in his or her work grouping and does not qualify to roll or bump into any other work grouping, such employee will be permitted to roll or bump the youngest employee in Group VII without previous qualifications as provided by seniority in A and B above, this applies except for repair work and biller/loader unless he/she is qualified to do the particular work.

                     E. The COMPANY has the right to train employees in any particular grouping provided such employees are physically able to perform such jobs.

                     F. The COMPANY will also train such senior employees as they request additional training in new jobs. We agree that if volunteers are available the COMPANY will train a minimum of one additional skill per work grouping in each six (6) month period.

                     G. The COMPANY will train both senior employees (where volunteers are available) and junior employees in a work grouping on a one-to-one ratio. Trainees in a work grouping will be maintained in a one-to-eight ratio, except for new hires required for production volume increases.

                     H. Payment for training purposes will be at the base rate of the new or old job, whichever is higher. When the employee earns incentive he/she shall receive such. Any earnings made during this training period will not be used in the computation of the employee's quarterly average.

                     I.     REFRESHING OF SKILLS:

                            Employees who have been off the job:

                              0 - 90 days           No training allowance

                              91 - 6 months

                                   or more          4 hours at average

                     J. All recalls from layoff will be made following the rules in 2.01 in reverse order from layoff:

                              D-1                        1st priority
                              D-2                        2nd priority
                              D-3                        3rd priority

                     K.     TEMPORARY WORKERS:

                            Temporary help may be used for positions temporarily vacant due to sick leave, vacation, or unfilled after posted for bids. Temporary help may also be used for short term projects if no other permanent labor is available. No temporary labor may be used if there are employees on layoff and they are available to work in the short term position. Temporary labor may fill a position for up to 60 working days. Temporary employees are ineligible for fringe benefits, pension, holidays or paid vacations.

SHAWNEE, KANSAS  WORK GROUPINGS
-------------------------------

              I.     CUTTING

                     A. Mattress, Box Spring

                     B. Slitter

              II.    SEWING

                     A.     Mattress, Box Spring, SLP

                     B.     Overcast and Label

                     C.     Hemming

                     D.     Quilt Machines

                     E.     Border Room

              III.   MATTRESS

                     A.     Close Mattress

                     B.     Hog Ring

                     C.     Tuft

                     D.     Pack Matts. & Box Springs

              IV.    BOX SPRING

                     A.     Top-Off Assembler

                     B.     Pre-Load

                     C.     Upholster Box Spring

              V.     Beautyrest Coil Assembly

                     A.     H.M.B. Operator

                     B.     Ultra-Sonic Operator

              VI.    INDIRECT LABOR

                     A.     Inspection

                     B.     Material Handlers

                     C.     Shipping

                     D.     Receiving

                     E.     Sweepers

                     F.     Repair

              7.16 RIGHT OF RECALL In the event of layoffs, any employee laid-off for lack of work or for other reasons beyond his/her control, which, of course, shall not include employee's own incompetency, shall have his name placed on a seniority list consistent with Section 2.01, paragraphs A and B above. All rehiring shall be done from this list and those at the top of the list by reason of seniority within work groupings shall be hired first.

              A. The COMPANY will return the most senior employee on layoff to such employee's former work grouping when an opening in any one of the classifications contained therein occurs, provided such employee can successfully perform the work available. When the opening occurs in the employee's former classification, he/she must return to that classification.

              B. In the event there is an opening in another skill grouping for which there are not employees available in such skill grouping on surplus labor and provided a senior employee from another skill grouping on surplus labor can successfully perform the available work, such employee will be given an opportunity to return to the active payroll prior to the hiring of a new employee. When an opening occurs in the employee's former classification, he/she must return to that classification.

              C. If there are no openings for incentive classifications, but there is a need in Grouping VII, the most senior employee on surplus labor will be given an opportunity to qualify for such work before the COMPANY hires new employees. Those who have been transferred into Group VII and are learning will receive either their day work rate or base rate of the new job, whichever is higher.

                     A copy of the seniority list as kept by the COMPANY shall be furnished to the UNION, and in the event of any changes in such list, the UNION shall be promptly advised.

              7.17 PROBATIONARY AND TRAINING PERIOD. New employees shall be considered probationary employees during the first ninety (90) calendar days (incentive employees) and the first sixty (60) calendar days (Non-incentive employees) of service with the EMPLOYER and may be discharged for any reason during this period with or without cause. If retained in employment after the expiration of the probationary period, the seniority rating of new employees shall commence with the first day of their last employment with the EMPLOYER.

              New employees shall receive a training period of the first ninety
(90) calendar days (incentive employee) and the first sixty (60) days (non-incentive employees) and perform satisfactory work by meeting inspection standards in order to maintain employment. Those who do not show progressive improvement during the training period will be discharged.

              7.18 An employee can change shifts if a job opens up on a shift he desires in the same job classification. Then, if the employee wants the job that has opened up, he/she must bid for the opened job and will be given it provided he/she is the senior bidder from that classification. Any employee making a choice of shifts must remain on that shift for at least six (6) months before he/she is eligible again to make a choice of shifts.

              7.19 DISCONTINUANCE OF DEPARTMENTS. In the event of a discontinuance of any department or operation, the employees affected with the most seniority must be transferred to another department where best qualified, as determined by MANAGEMENT and Plant Committee.

              7.20 RESTORATION OF DISCONTINUED DEPARTMENTS. If a discontinued department or operation is restored within one (1) year, employees affected by transfer shall have the right to return to their former job, provided employee has not (by his/her own choice) exercised his/her seniority right to acquire another job.

              7.21 A UNION representative returning from a leave of absence shall be returned to his/her former classification if his/her seniority permits his/her return. If said classification is not in existence at that time, he/she shall replace the employee with the least seniority in the plant.

              7.22 In the event a layoff is necessary in any department or branch of work, whether incentive, hourly work or whatever, the layoff shall be made in the following manner: the number of employees to be laid-off shall be determined; then that many of the youngest employees in point of seniority in the plant shall be laid-off, whether there is a shortage of work for their jobs or not. If the work shortage exists in some department or departments, other than those where the layoffs are made, then the junior employees in point of seniority in the department where the work shortage exists shall be given their choice of the vacated jobs according to their respective seniorities. All layoffs shall be made strictly in accordance with the seniority rule as stated in the commencement of this Article.

              7.23 Whenever a layoff occurs in any given job classification, the employee laid-off shall follow the rules as stated in 2.01, paragraph D above.

              7.24 Any employee who secures a leave of absence for illness in accordance with Section 7.03 of the SKLA shall be entitled to receive his/her own job back if the employee returns to work within twelve (12) months of the commencement of his/her leave of absence, providing his/her physical capability has not been impaired.

                   After twelve (12) months, the employee on sick leave shall have the right to return to a job in line with his/her seniority and physical ability. It is understood that if an employee returns after a twelve (12) month period, his/her bidding rights are restored.

              7.25 (A). DETERMINATION OF LAYOFFS. When the hours of work fall below thirty-two (32) hours per week, the COMPANY will lay off a sufficient number of employees in order to provide thirty-two (32) hours or more per week for the remaining group, provided the request has been made and approved by the UNION Bargaining Committee. Vacation weeks and inventory week shall not be computed in the two week period.

              7.25 (B) FURLOUGH. Furlough - When a temporary reduction in a Classification becomes necessary due to lack of orders the company will seek volunteers for furlough, starting with the most senior employee by shift in the classification. If there are no volunteers, junior employees who are not needed to fill the daily production schedule will be placed on furlough. The furloughed employees will be eligible for unemployment benefits if otherwise eligible and receive U.I.U. health/welfare benefits. Employees must continue to pay their portion of the health benefit contribution while on furlough. A furlough may last up to eight weeks and be a minimum of one week. For record keeping purposes the President of Local 173 or his appointee will be notified of such furlough by letter, signed by Operations or Human Resources Manager.

              7.26 LAYOFF NOTICE. It is mutually agreed here on temporary layoffs, no less than four (4) working hours notice will be given. On permanent layoffs, ample notice is to be given, but in no event will the notice of a permanent layoff be less than one (1) week.

              - A temporary layoff is when an employee is laid-off for a period not exceeding seven (7) days (one calendar week).

              - A permanent layoff is when an employee is laid-off for more than one (1) calendar week.

              7.27 All transfers of employee(s) for more than an eight (8) hour period shall be discussed by Plant Committee and MANAGEMENT during the second eight (8) hour period of such transfer. Any employee must be given a thirty (30) days fair trial on a new job before being declared incompetent by MANAGEMENT and Plant Committee.

              7.28 JOB BIDDING. Any employee with at least twelve (12) months seniority shall be entitled to bid on any new or vacated job. Notice of such new or vacated jobs shall be posted on the bulletin board by the COMPANY for a minimum of twenty-four (24) hours, excluding Saturday and Sunday. People on surplus labor or on layoff will have forty eight (48) hours to bid on job. Any person accepting the posted job must remain on that job for twelve (12) months. Rule of seniority shall apply. Any person accepting the posted job will be given a trial period of at least thirty (30) days provided he/she shows progressive improvement, and failing to do so, he/she shall be disqualified, in which event he/she may bump in accordance with Article II above, the least senior employee in Group VII, provided his/her seniority so permits. Any person who is the successful bidder for an open job and refuses to accept the job is ineligible to bid for a period of one (1) year. It is understood that employee(s) who are on vacation at the time a job is posted for bid may have his/her name entered for bid by the Shop Steward.

              The successful bidder shall be announced within two (2) working days after the expiration of the posting period. The employee assigned the new job shall be transferred to the bid job employee is assigned a new job, he/she will be allowed reasonable time for training.

              In the event a job is posted for bid and there are no bidders, the most senior employee on layoff who is qualified to perform the posted job duties will be given an opportunity to take the open job. It is clearly the responsibility of the employee to make known to MANAGEMENT his desire to identify the job he wishes to return to in writing.

              7.29 ACTIVE SENIORITY LIST. The COMPANY will post on the bulletin board the active seniority list of employees and will revise same quarterly.

              7.30 LEAVE OF ABSENCE. Employees returning from leave of absence must be given a job in their former classification in line with their seniority and must give the COMPANY three (3) working days prior notice of the date employee will return to work. If there is no opening when such employee returns, the employee shall take the job of the youngest employee in the plant from the point of seniority.

                                  ARTICLE VIII
                                  ------------
                                      WAGES
                                      -----

              8.01 A general wage increase will be negotiated between the Steelworkers and Simmons during multi-plant bargaining. The amount of any increase and the effective date of any such increase will be made applicable to this agreement as appropriate during the term of this Agreement.

              8.02 REACTIVATION OF OLD CLASSIFICATIONS. Whenever an obsolete classification is reactivated, it is understood that all intervening wage adjustments shall be automatically added to the original rate thereof.

              8.03 ESTABLISHMENT OF NEW CLASSIFICATIONS. In the event it becomes necessary to establish a new classification, the COMPANY and the UNION shall meet for the purpose of reaching AGREEMENT as to the rate for such classification.

              The COMPANY and the UNION, in an attempt to reach an AGREEMENT, shall take into consideration similar classifications in the plant previously or presently in existence.

              If the parties fail to reach an AGREEMENT within three (3) working days, the resolution of the rate will be moved to expedited arbitration (in accordance with the procedure outlined in ARTICLE III Section 9 [Expedited Arbitration]). The COMPANY will assign a temporary employee at his average rate to the new classification who shall perform the operation until such time as an AGREEMENT is reached or is resolved by arbitration. When the rate of the disputed classification is agreed upon or resolved as provided above, the job will be filled in accordance with the terms as set forth in this Agreement.

              8.04 RATE FOR BORROWED MAN. When an employee is borrowed for the convenience of the COMPANY and given a type of work to perform other than the type of work at which he/she is (normally) employed, then his/her rate shall be his/her average hourly earnings rate, provided such average rate is greater than his/her earnings on incentive or the day work rate for the work being performed.

              (a) No job may be filled by borrowed personnel for more than 60 days during any 12 month period except by mutual AGREEMENT between the COMPANY and the UNION, except in situations in which the training period exceeds 60 days.

              8.05 AVERAGE RATE COMPUTATION. Individual average hourly earnings rates for employees working in incentive classifications will be computed quarterly by dividing the total number of hours that the incentive worker has worked, including average rate payment, if any, into the total straight time earnings of that individual. The hours shall include the total hours of any incentive worker except those hours when he is in a holiday or vacation status, or time working on any classification other than his/her own. A copy of such average hourly earnings shall be made available to the UNION. Each year the COMPANY will advise the UNION, in writing, the specific dates which determine the period of earnings on which averages are based.

              8.06 In the event an employee has not established his average hourly rate due to the fact that he/she has not worked during the immediately preceding calendar quarter, then his/her average rate shall be equal to his/her average hourly rate for the last quarter he/she worked.

              Where ever there is a conflict between the preceding 8.01 through
8.06 and the following Sections 8.07 through 8.14, Sections 8.07 through 8.14 will control.

              8.07 The EMPLOYER and the UNION have agreed upon the basic rates of classifications for pieceworkers as set forth in Schedule "A" and the hourly rates of classifications for hourly workers as set forth in Schedule "B", which are hereunto annexed and made a part hereof.

              8.08 TRAINING AND HIRING RATES

                                                                   TRAINING
                                                                   RATE FOR
                   HIRING            HIRING                        INCENTIVE
                   RATE              RATE            (PART TIME)   WORKERS
                   ----              ----            -----------   -------
                   $6.00             $6.50*                        $6.00

                   *Increased to Rate of Classification in Schedule "B" after thirty (30) calendar days.

              The hiring rate described is minimal. The parties can adjust this rate as needed depending on experience of applicant to any point between the minimum hiring rate and the base rate of the classification.

              There shall be an increase of five cents (5(cent)) per hour for every thirty (30) days for incentive workers until they reach the training rate. Hourly workers shall be increased every thirty (30) days on a pro-rata basis for the difference between the minimum hiring rate and the hourly worker's classification rate, so that the classification rate will be reached by the end of three (3) months, except for the following classifications:

                                                        TIME REQUIRED
                           CLASSIFICATION               TO REACH RATE

                           Lead Employee - Wood         Four (4) months

                           Cutters                      Three (3) months

                           Set-up Employee              Six (6) months

                           Janitors                     Ten (10) days

                           Stock Handlers               One (1) month

              8.09 No time sheets, incentive work envelopes, or time clock work cards shall be changed by the COMPANY without notifying the employee(s) affected, and/or the Department Steward, giving the reason for such change.

              8.10 When there is no work available on an incentive job, and an employee is given work in the plant, he/she will receive the basic rate of pay for the job to which assigned, or his/her individual basic rate of pay, whichever is higher.

              8.11 WORK WAIT. In the event that incentive workers are required to wait for a period of ten (10) minutes or more, non-cumulative time, they will be compensated for all time lost due to waiting at eighty-five percent (85%) of their average rate of pay. Should these incentive workers be assigned to another job while in such work wait status, they will receive one hundred percent (100%) of their individual hourly rate.

                   It is agreed that the COMPANY shall have no liability regarding the above provisions in the event of a breakdown of power outside the Plant or if inside of Plant and not maintained by the COMPANY, General Plant Fire, Act of God, Act of Public Enemy, or because of conditions beyond the control of the COMPANY.

                   It is agreed that in the event of one of the occurrences listed in the preceding paragraph, employees will stand by until instructed by the COMPANY to go home or to return to work. If the COMPANY, within one (1) hour after the moment of the occurrence, instructs employee to go home or to return to work, the employee will not be paid for time lost within this one(1) hour.
If the

COMPANY does not instruct any employee within one (1) hour after the beginning of one of the above occurrences to go home or to return to work, he/she will be paid his/her average hourly earnings as computed in Section 8.05 of the MASTER MULTI-PLANT WORKING AGREEMENT if an incentive worker, and at the hourly day work rate of his classification if a day worker for all time lost from the end of the first minute of one of the above-listed occurrences to the time he/she is either instructed to go home or to return to work.

              8.12 RATE FOR REPORTING PAY. Implementing 4.10 of the MASTER MULTI-PLANT WORKING AGREEMENT, reporting pay shall be paid at the employee's average hourly rate of pay if an incentive worker, or his regular hourly rate of pay if an hourly worker.

              8.13 COMPUTING AVERAGE HOURLY RATE. Implementing 8.05 of the MASTER MULTI-PLANT WORKING AGREEMENT, the COMPANY will compute the average hourly rate of employees following each quarter, and furnish a copy of same to the UNION within two (2) weeks, and become effective immediately.

              8.14 When an inexperienced or borrowed employee(s) is used in a team, the other member(s) of the team shall receive their average rate of pay or incentive, whichever is higher, until members of the team make basic rate of the classification for five (5) consecutive days.

              8.15 TEAM OPERATIONS. In the event one (1) member of a two (2) member team is absent and the remaining member works with a substitute on incentive and such team is averaging twenty-six cents (.26) per hour or more below the remaining partner's normal earnings, such teams and earnings will not be reflected in the average rate computation unless the substitute remains for a continuous period in excess of five (5) working days.

                                   ARTICLE IX
                                   ----------
                 STANDARD ALLOWED HOUR (S.A.H.) SETTING FORMULA
                 ----------------------------------------------

              9.01 It is agreed that the COMPANY at any time may install an incentive compensation plan in any operation, job, or variation of any operation or job where in its judgement such a plan is practicable. Such incentive compensation plans when established may be made applicable to individuals or groups of individuals and will provide for skilled employees an incentive earnings opportunity for increased productivity. Effective October 15, 1982, the Standard Allowed Hour system will replace the price per piece (piecework) system. It is recognized by the parties, however, that certain bonus plans such as packing, pre-loading, off-bearing and allocating (shipping), and ultrasonic, etc., may nevertheless continue, inasmuch as special circumstances make it difficult to effect a conversion to SAH at this time. The Standard Allowed Hour System of payment will be in effect at all the plants covered by this MASTER AGREEMENT.

              9.02 If a new job, new operation or variation of an existing operation is set up, the Foreman shall notify the Shop Steward and the operator's experience time shall begin on the date of this notification.

                   Whenever time studies are necessary the floor observations of the COMPANY'S Time Study Engineer will be of at least 30 minutes duration in order to assure a representative sample of the job. The operator who is to be time studied or analyzed will be paid his/her average hourly rate until a new standard is submitted.

                   The COMPANY shall select the operator for time study analysis. Until a new standard or incentive value is submitted, the employee who works on a unit for which there is no standard or standard allowed hour will be paid his/her average hourly rate for such unit.

              9.03 In all cases, the S.A.H. will be determined by dividing the TOTAL STANDARD MINUTES by a 60-MINUTE HOUR.

                            S.A.H. per piece = T.S.M.
                                               ------
                                                 60

                   The BASIC RATE OF THE CLASSIFICATION will be as stated in each of the several Local Plant Supplements.

                   The BASIC PRODUCTION EXPECTANCY will be determined by dividing a 60-MINUTE HOUR by the TIME PER PIECE at 100% rating increased by a 10% Rest, Fatigue, and Delay Allowance. (Effective 10/16/94, the RFD factor on new or revised standards shall be 12.5%.)

Basic Production Expectancy  =    60-MINUTE HOUR
                                  100% Time/Piece Allowance Plus 10% R.F.D. Allowance
                                  (12.5% on new or revised standards after 10/16/94)

         Basic Production Expectancy x S.A.H.  =  Hours Earned.
         Hours Earned x Base Rate  =  Rate per Hour.

                          Example of Incentive Earnings
                      Opportunity Offered by Above Formula
                      ------------------------------------

         .1362 S.A.H.  =   T.S.M. OF 8.1738
                           ----------------
                           60-Minute Hour

         7.3405 Pieces per Hour

         Basic Production Expectancy  =   60-MINUTE HOUR
                                          --------------
         (Cycle base minutes)             7.4307 (100% Time/Piece ) plus
                                          .7431 (10% R.F.D. Allowance)
                                          -----
                      T.S.M.              8.1731 (Total Standard Minutes)

         A.   7.3405 pcs./hr. 100% at 25% Incentive Pace equals
                 9.1756 pcs./hr.

         B.   9.1756 pcs. @ S.A.H.  .1362 = 1.25 hours earned.

         C.   Base Rate $6.18

         D.   1.25 hours earned x Base Rate 6.18 = $7.72/hr.

         E.   Earnings/Hour                      7.72
                                                 ----

                  Base rate                  6.18 = 125% Incentive

                  Earnings Opportunity at +25% Incentive Pace.

              9.04(a) It is agreed that whenever an S.A.H. standard is computed it shall be submitted in writing to the operator and become effective immediately. This computation may consist of an actual clocking of the work or an analysis of previous standards or records of comparable or similar work. The COMPANY will furnish a complete written prescribed job methods description to the UNION whenever new standards or revised standards are submitted. Once such job methods change is submitted in writing, the COMPANY has a ninety (90) day period in which to adjust the time in the event such adjustment is necessary. If such time value is neither adjusted by the COMPANY nor grieved by the UNION, neither party can expect revision of such change after the expiration of ninety (90) days. No standards changes can be effected without a written job methods change.

                  (b) The written confirmation referred to above will indicate whether the standards were developed from a clocking analysis, local plant standard data, or a combination of time study and data.

                      PROCEDURAL INTERPRETATION OF SECTION
                      ------------------------------------

              9.05 Current standards are guaranteed unless MANAGEMENT makes a change in method, means, process, equipment, production conditions or product design. Where such change results in an addition to the standard task time an adjustment will be made to proportionately reflect the change.

                   In those instances where the change results in greater output, the time will be proportionately adjusted to reflect the diminution in task time. Thus, standards will be revised to reflect the changes of the job, operation or variation of an operation in the degree the change in the task affects the standard upward or downward.

                   Where the change represents less than five percent (5%) of the cycle base minutes, MANAGEMENT will use standard data from its bank of appropriate basic time study standards in determining the new task time reflecting the change. The COMPANY may restudy the operation in those instances where the elements of work affected by the revised method exceed five percent (5%) of the originally submitted cycle base minutes of the entire task. In those instances where there was no original time study taken, where standards were set by negotiations, or where element breakdown was not measured, or where the additions and deletions are not sufficiently distinct to permit addition or subtraction from work content, MANAGEMENT will develop time from a restudy of the entire operation. Every time a change of sufficient impact to justify a modification of standard is contemplated all other changes from the time the standards were last established, will of course be included in the new measurement of the task. It is contemplated that there will be occasions where preceding and succeeding elements will be effected by change. Similarly, it is contemplated that preceding and succeeding operations for classifications may be affected by a change. In those instances, it will be necessary to measure and modify the impact of such change. Once the appropriate addition or deletion is developed, such time will be translated into an S.A.H. on the basis of current labor grades or basic rates.

                   In order to preserve the integrity of earnings as well as integrity of job methods and product quality, it is agreed that neither the supervisor nor the employee can change the prescribed method of performing the incentive task. All changes and resulting standards, in order to become effective and binding, must be initiated in writing by the Time Study Department. For identification purposes, the COMPANY on October 15, 1973, installed an administrative procedure on all new time studies which enables a departmental Shop Steward or other designated UNION official to sign a copy of such new standard data or chart issued as a consequence of such new time study.

              9.06 GRIEVANCES REGARDING INCENTIVE STANDARDS

                     (a) Before submitting any grievance on an SAH standard, the operator will work at the submitted standard for a period of at least thirty (30) calendar days.

                     (b) If, after thirty (30) calendar days from the date on which the standard is submitted, the operator(s) is not satisfied with the standard, such operator(s) shall have the right of protesting said standard by submitting a written complaint in accordance with the Grievance and Arbitration Procedure of this AGREEMENT, provided this right is exercised within a period of ninety (90) calendar days from the date the standard was originally submitted. Failure to exercise this right of protest within the above described ninety (90) calendar days shall constitute an automatic acceptance of the submitted standard. Whenever a standard has been automatically accepted by failure of the UNION to initiate action under the Grievance and Arbitration Procedure within ninety
                            (90) days, no new grievance can be submitted in connection with this particular standard. A resolution of grievances over incentive standards shall be retroactive to the date the protested standard was originally submitted.

                     (c) If the COMPANY Time Study Department finds no error in the submitted standard and the matter is still in dispute, then it may be processed in accordance with the Grievance and Arbitration Procedure to determine whether or not the standard as established is contrary to the provisions of this agreement.

                     (d) It is agreed by the parties hereto that in the case of disputes concerning the accuracy of the COMPANY'S clocking analysis the Impartial Chairman described in Section 3.07 Paragraph 3 must be a qualified Time Study Engineer. The findings of the Impartial Chairman shall be final and binding on both parties and shall be retroactive to the date the SAH was originally submitted.

              9.07 AVAILABILITY OF TIME STUDY DATA. The COMPANY agrees that it will conform to the law with respect to making available such Time Study data as may be needed by authorized UNION Officials from time to time in the course of processing grievances under this AGREEMENT with regard to incentive standards. It is agreed that such data will not be misused and that it will be kept strictly confidential so as to insure that COMPANY means, methods and production processes will never be revealed to parties not bound by this AGREEMENT. The Union Time Study Engineer and the Company Time Study Engineer will meet for the purpose of resolving the question of unsupported time study back-up data.

              9.08 UNION TIME STUDY ENGINEER. Whenever a Local Union, party to this AGREEMENT, desires to have the INTERNATIONAL UNION designated time study engineer visit one of the plants in order to verify COMPANY standards or job content as the consequence of a grievance by that Local Union the procedures will be as follows:

                     1. The UNION COUNSEL shall write the COMPANY Senior Vice President Human Resources suggesting a list of dates a minimum of two (2) weeks prior to the proposed visit.

                     2. The COMPANY designee will respond by either selecting from the UNION list or by offering alternative dates.

                     3. Once the above two (2) designees complete arrangements they will notify their respective local plant MANAGEMENT and UNION representatives the agreed upon dates for the visit.

              9.09 STANDARD DATA. Consistent with the mutual desire of the parties to minimize or eliminate the grievances and problems now inherent in work measurement via stop watch and also the attendant difficulties occasioned by disagreement over pace determination, the COMPANY will, whenever feasible, set incentive job standards by use of predetermined, pre-leveled time values, i.e., use of a data bank.

              To ensure greater objectivity, the COMPANY will detail and define more completely the methods involved in each operation.

          INTRODUCTION OF NEW PAY PLAN it is understood that shortly after occupying the Shawnee, Kansas facility the company will introduce a new production and pay plan referred to as UNITE. The company reserves the exclusive right to introduce such a production and pay plan. However, the company will discuss with the union the components and structure of the plan in an effort to reach agreement. Nothing in this agreement shall be construed or interpreted as precluding the company from implementing the UNITE program even if agreement is not reached between the parties. Furthermore, the commitment to discuss the UNITE program shall not give rise to the right of the Union to strike. At the point in time the UNITE plan is implemented, all provisions of Article IX that are inconsistent or in conflict with the UNITE plan will be null and void and of no force or effect. It is further understood that at the expiration of this agreement the term and conditions of the UNITE program shall be negotiable.

                                    ARTICLE X
                                    ---------

              10.01 The following paid holidays shall be celebrated:

                   New Year's Day                 Independence Day
                   Birthday of Martin             Thanksgiving Day
                   Luther King, Jr.               Day following Thanksgiving day
                   Memorial Day                   Last working before Christmas
                   Good Friday                    Christmas Day
                   Independence Day               Day following Christmas Day

             10.02 Holiday pay will be paid to employees provided they meet all of the following conditions:

                     (a) The employee has thirty (30) days or more continuous service with the COMPANY as of the date of the holiday, and

                     (b) the employee would otherwise have been scheduled to work on such day, if it had not been observed as a holiday, and

                     (c) The employee must have worked the last scheduled work day prior to and the next scheduled work day after such holiday.

              10.03 Holiday pay shall be included in the pay check for the pay period in which the holiday falls.

              10.04 When any of the above holidays falls within an eligible employee's approved vacation period and he is absent from work during his regularly scheduled work week because of such vacation, he/she shall be paid for such holiday in addition to his/her vacation pay and shall have such day off.

              10.05 If any two (2) or more of the paid holidays shall occur on the same day, the employee will be paid for each of said holidays but shall have only one (1) day off.

              10.06 When any of the paid holidays falls on Sunday and the day following is observed as the holiday, the latter day shall be the paid holiday.

              10.07 The COMPANY agrees that whenever a holiday falls on a Saturday it shall, at the discretion of the Operations Manager, be celebrated on either the preceding Friday or the following Monday. Notice of the date selected will be posted two (2) weeks in advance. In the above situation, no work will be scheduled on such Saturday to avoid holiday premium pay.

              10.08 Holiday pay will be at eight (8) times the employee's average hourly earnings rate as computed in Section 8.07 for incentive workers; day workers will be paid at eight (8) times the employee's regular day work hourly rate. Shift premium shall be included in holiday pay computation for eligible employees.

              10.09 For the purpose of computing overtime and premium pay, holidays herein designated shall be regarded as days worked in the week in which they occur whether or not work was actually performed during such hours.

              10.10 In conformance with Federal Law enacted in 1968 and effective 1/1/71, certain Mondays shall be observed as legal holidays, i.e., Washington's Birthday (3rd Monday in February); Memorial Day (last Monday in
May); Labor Day (1st Monday in September); and Veteran's Day (4th Monday in October).

              Wherever there is a conflict between the preceding sections 10.01 through 10.10 and the following sections 10.11 through 10.17, Sections 10.11 through 10.19 will control.

              10.11 When a holiday falls on Friday, the failure of an eligible employee to report for work on the following Saturday shall not result in his forfeiture of such holiday pay.

              10.12 When a holiday falls on Saturday, eligible employees shall receive holiday pay, provided they worked on the last preceding scheduled work day prior to and the next scheduled workday after such holiday.

              10.13 Any of the paid holidays that fall within the period of fifteen (15) days immediately prior to the return of an employee from sick leave, or during the fifteen (15) day period immediately following the departure of an employee on a sick leave, will be paid to such employee if he/she is otherwise eligible despite his/her absence. The COMPANY may require proof that legitimate illness caused the absence.

              10.14 When an eligible employee is on an approved leave of absence and returns to work following the holiday, but during the week in which the holiday falls, he/she shall be eligible for holiday pay.

              10.15 Employees who have accepted such holiday work assignment and then fail to report for and perform such work, without reasonable cause acceptable to MANAGEMENT, shall not receive pay for the holiday.

              10.16 BIRTHDAY - FLOATING HOLIDAY. It is agreed that employee may select the birthday holiday currently provided in the MASTER MULTI-PLANT WORKING AGREEMENT, Section XXIII, as a floating holiday. Such selection is contingent upon the employee giving the COMPANY at least five (5) days advance notice of the day which he/she desires to be off and approval of the plant manager. Selection will be administered so that no more than one employee in the same classification will be off the same day. In the event more than one (1) employee desires off the same day, seniority will determine which employee has preference.

              10.17 PERSONAL DAYS- PAID AND NON-PAID

              (A)    Personal Day - Paid.
                     A personal day will be paid to employees provided they meet all of the following conditions:

                     (1) The employee has one (1) or more continuous years seniority.

                     (2) One employee per classification will be granted a personal day at any given time with twenty-four (24) hours advance notice.

                     (3) If the employee decides to apply such paid personal day as a sick day, all call-in guidelines of the attendance policy must be met to be eligible to be accounted as a sick day.

              (B)    Personal Day - Non Paid

                     A personal day will be granted to employees provided they meet all of the following conditions:

                     (1) The employee has one (1) or more continuous years seniority.

                     (2) One employee per classification will be granted a personal day at any given time with twenty four (24) hours advance notice.

                     (3) If the employee decides to apply such personal day as a sick day, all call-in guidelines of the attendance policy must be met to be eligible to be accounted as a sick day.

              (C) One paid personal day and one unpaid personal day was negotiated in exchange for flexible hours as described in
                     ARTICLE III WORKING HOURS. The parties agree that if there is a conflict between a provision of this article or of
                     Article III of this local plant supplement and the MMPWA, the Local Plant Supplement shall govern notwithstanding any other provision of the MMPWA or the Multi-Plant Bargaining Procedures Contract to the contrary. Should any provision of the MMPWA prevail over Article III of this local plant supplement, both parties agree that the paid and unpaid personal days will be forfeited.

                                   ARTICLE XI
                                   ----------
                                 PAID VACATIONS
                                 --------------

              11.01  THE COMPANY WILL GRANT VACATIONS WITH PAY AS FOLLOWS:

                     (a) Employees with from one (1) to three (3) years of continuous service shall receive an annual week of vacation with pay for forty (40) hours if otherwise eligible.

                     (b) Employees with three (3) to twelve (12) years of continuous service shall receive two (2) weeks of vacation with pay for eighty (80) hours if otherwise eligible.

                     (c) Employees with twelve (12) to eighteen (18) years of continuous service shall receive three (3) weeks of vacation with pay for one-hundred twenty (120) hours if otherwise eligible.

                     (d) Employees with eighteen (18) or more years of continuous service shall have the option of taking a fourth week of vacation in lieu of the seniority bonus (Section 7.14) if otherwise eligible. Selection of the fourth week will be at a time convenient to the COMPANY.

                     (e) Full vacation benefits will be paid to those who are otherwise eligible in the following circumstance:

                            (1) To the employee's estate in the event of the
                                death of the employee;

                            (2) To the employee in the year of his or her
                                retirement.

                     (f) Employees on the payroll to October 15, 1982, will receive their week of vacation and, if eligible, the seniority option bonus as outlined in the 1979-1982 Upholsterer's Agreement.

                     (g) COMPANY will pay one additional week vacation pay at vacation rate for employees with twenty-five or more years seniority with no additional time off.

              11.02 The COMPANY can freely choose which particular weeks, if any, it will shut down for vacation purposes.

              11.03  (a)    The COMPANY shall notify the UNION, no later than
                            January 1st of each vacation year, whether the plant will shut down or whether there shall be a staggered vacation on an individual employee basis. Prior to January 1st of each vacation year, vacations for eligible employees will be scheduled by classification and seniority in accordance with period January 1 to December 31. If the COMPANY decides on plant shutdown, those employees who had their vacation time earlier and are not eligible for any more vacation time during the year, nor required to work during the shutdown, will be furloughed during plant shutdown.

                     (b) The COMPANY may elect to ship finished products, modify, maintain, or install equipment and manufacture process or finished product in order to balance work flow, satisfy customer needs, or balance production schedules and stock during a shutdown for vacation purposes.

              11.04 Eligibility for vacation will be determined by measuring the year of earned vacation benefit pay from the anniversary date of hire, rather than by calendar or fiscal year.

              11.05 If vacations are staggered, then vacations for eligible employees will be scheduled by classification and seniority in accordance with anticipated production requirements during the period from January 1 to December 31, except that 3rd and 4th weeks of vacation for eligible employees may not normally be scheduled during the months of May, June, July, August and September. Employees shall indicate in writing on a form furnished by the COMPANY their preferences for vacation dates during the month of December of each year. At that time also employees eligible for a 3rd week's vacation who wish to receive money in lieu of vacation and employees eligible for the seniority bonus who wish to take vacation time off in lieu of the bonus shall so indicate on the form. Vacation time will not be altered except when operational needs are affected by illness. Exceptional cases of third or fourth week vacations during the period of May, June, July, August and September may occasionally be arranged when the Business Agent or Local President can mutually agree to such with the Operations Manager or the Labor Relations Specialist.

              11.06 Employees may not accumulate vacation benefits but must take them when eligible. Hardship cases may be considered and money may be taken in lieu of vacation provided the COMPANY will advise the UNION of the reason for such prior to payment of the vacation money to the employees involved.

              11.07 Shift premium will be included in vacation pay computation for employees otherwise eligible.

              11.08 All employees covered by this AGREEMENT who have continuous seniority for twelve (12) months shall receive vacation benefits by classification, by seniority as set forth in this. Each week of vacation shall be computed on the employee's last published quarterly average, straight time hourly earnings if an incentive worker, or the employee's current rate of pay if an hourly worker, times forty (40) hours, including shift premium.

              11.09 All vacations are to be taken at a time designated by the COMPANY. The COMPANY will, insofar as efficient operating conditions permit, endeavor to comply with eligible employees' requests filed (including those eligible for three (3) weeks) and such requests shall be given consideration by classification in accordance with the employee's seniority.

              11.10 If the vacation is on a plant shutdown basis, it is agreed that the cut-off date for service record will be October 1. If the vacation is on a staggered basis, an employee's anniversary date of hire will be used to determine the length of each employee's vacation.

              11.11 Any employee hired prior to October 1 will receive vacation pay in accordance with Section 6.01, provided he/she is employed at the time of the vacation period.

              11.12 COMPANY agrees that an employee will not be required to work Saturday or Sunday immediately preceding the start of his/her vacation.

              11.13 Employees reduced from their classification and transferred to a vacation replacement job will be paid the higher of their averages or the vacation replacement rate for vacations and holidays for the balance of the quarter during which their averages current at the time of the reductions are in effect.

              Wherever there is a conflict between the preceding section 11.01 though 11.07 and the following sections ll.08 to 11.13, the sections 11.08 to
11.13 shall prevail.

                                   ARTICLE XII
                                   -----------
                              U.I.U. PENSION TRUST
                              --------------------

              12.01 U.I.U. Pension Trust provides employees represented by the UNION with certain pension benefits as are from time to time determined by the Trustees. The parties to this AGREEMENT desire that the pension benefits now granted and which may hereafter be granted by the Trustees, be provided to the employees covered by this AGREEMENT.

              The EMPLOYER agrees, therefore, beginning with the month of November, 1988 and for each month thereafter for the duration of this AGREEMENT, to contribute, by no later than the tenth day of each month, to the U.I.U. Pension Trust a sum of money in an amount equal to six percent (6%) of the total gross earnings accrued during the immediately preceding calendar month by all the employees who were covered by this AGREEMENT during the said immediately preceding calendar month, including the total gross earnings of any such employee whose employment was terminated during the said immediately preceding calendar month. The EMPLOYER shall transmit to said Trust with each contribution, a "Contribution Report", on the form furnished by Trust, in which the EMPLOYER shall report the names, hire and termination dates as applicable, and total gross earnings of all such employees during such calendar month. The EMPLOYER further agrees to supply to the Trust such further information as may from time to time be requested by it in connection with the benefits provided by said Trust to said employees. The parties agree, however, that the coverage of a newly employed employee shall not begin until the first day of the first calendar month following the expiration of twelve (12) months from the commencement of this employment, meaning that in calculating the contribution due hereunder for the first twelve (12) months of coverage for the said newly hired employee, his/her total gross earnings for the entire preceding twelve months shall be considered. Thereafter, the employer will make contributions each calendar month. This exception for newly employed employees shall not apply in the case of employees who have been previously covered under the U.I.U. Pension Trust in which event the EMPLOYER shall report such employees and make contributions as required herein beginning with the first calendar month following the date of the commencement of such employment.

              For the purposes of this clause only, a part-time employee is defined as one who is employed to regularly work less than the number of hours established as the regular work week, which definition does not include regular full time employees who are employed to work a full work week but who might be working shorter hours due to lack of work, sickness, etc. Part-time employees shall not receive coverage hereunder nor shall their earnings be considered in calculating the contributions due hereunder. For the purposes of accurate record keeping, however, part-time employees shall be listed on the contribution report and their total gross earnings shown. Nothing in this clause shall be construed as an affirmation or negation of the EMPLOYER'S right to employ part-time employees or as an indication of what other clauses of this AGREEMENT might or might not apply to certain employees.

              In the event there is a default in the payment of contributions as required herein, the payment thereof may be enforced by either process of law or arbitration and if either suit or arbitration is initiated, the debt owing to the Fund shall be increased to include the cost of suit and/or arbitration and an attorney's commission of ten percent (10%) of the payments then in default.

              In consideration of the EMPLOYER'S aforesaid contributions to the Trust as herein above provided and for so long as the EMPLOYER'S participation in the Trust is accepted by the Trustees, the Trustees will, beginning with the date of receipt by the Trust of the EMPLOYER'S first said contribution and continuing for such part of the duration of this AGREEMENT as the EMPLOYER fully complies with the terms of this clause in all respects, extend and make available to employees covered by this AGREEMENT the pension benefits for which such employees are eligible under the Declaration of Trust, as amended from time to time, which is by this reference incorporated herein and made a part hereof. If during the life of this AGREEMENT the EMPLOYER'S participation in the Trust is rejected or terminated by the Trustees, this clause shall be null and void and this AGREEMENT shall be reopened and negotiations between the parties entered into, but only as to the subject of the establishment of other benefits in place of the U.I.U. Pension Trust, but at a cost of the EMPLOYER not to exceed the cost of the Contribution hereunder.

              12.02 NEGOTIATED BENEFIT OR CONTRIBUTION CHANGES It is understood that future negotiations between United Steel Workers and Simmons Company will result in some benefit and contribution changes. Those changes and the effective date of those changes will be applicable to this agreement.

                                  ARTICLE XIII
                                  ------------
                         U.I.U. HEALTH AND WELFARE FUND
                         ------------------------------

              13.01 - BENEFIT PLAN(S)

              The parties to this agreement desire that the benefits now granted by the Board of Trustees of the UIU HEALTH AND WELFARE FUND, hereinafter "FUND", in their plan of benefits designated as Plan E, Plus Dental Plan 4, be provided to the employees employed in the Union's Bargaining Unit.

              13.02 - CONTRIBUTION RATES

              The month for which the contribution is due is referred to as the "benefit month" and the month immediately preceding the benefit month is referred to as the "wage month". The employer shall each and every benefit month make the following monthly contribution to the FUND on each and every eligible employee who elects benefit coverage.

                  EFFECTIVE 11/1/94
                  -----------------
                  UIU PLAN                            COMPANY           UNION            TOTAL
                  --------                            -------           -----            -----
                  Single                              $ 200.76          $ 25.24          $226.00
                  Single Plus One                       363.13            43.87           407.00
                  Family                                469.58            60.42           530.00

                  DENTAL PLAN                         COMPANY           UNION            TOTAL
                  -----------                         -------           -----            -----
                  Single                              $   6.30         $   .70           $ 7.00
                  Single Plus One                        13.50            1.50            15.00
                  Family                                 18.00            2.00            20.00

              The Employer and the Union agree that in the event of an increase in the above stated premiums in 1995 and 1996, the company and the employee will share proportionately in the increase up to 6.5 % ( percent) each year at the same percentage of premium. Should either plan premium increase exceed 6.5 % (percent), the Company and the Union reserve the right to review the plan and mutually determine continuation of the plan or replacement of the plan with another plan offering comparable coverage. Contribution rates will be negotiated in the future and any changes in the contribution rates and the effective dates of those changes will be applicable to this agreement.

              13.03 - ELIGIBILITY

              Eligible employees are all full-time employees employed within the Union's Bargaining Unit who have completed thirty (30) days employment prior to the first calendar day of the Benefit Month. The term also includes eligible employees who did not work at all during the wage month for any of the following reasons:

              (a) Disability due to sickness or accident, up to a maximum of six (6) months per disability.

              (b)    Vacation

              (c) Attendance at Union or Fund Convention, seminar or grievance hearing.

              The employer is not required to make a contribution on an employee whose employment is terminated during the wage month.

              13.04 - EMPLOYEE CONTRIBUTIONS:

              Each such employee must in writing authorize the Employer to deduct the employee's contributions from the employee's wages and to transmit same to the Fund. When supplied with such a written authorization the Employer agrees to make the required deductions and to promptly transmit same to the Fund. Employee contributions are due at the same time as the Employer contributions.

              Employees who refuse or neglect to provide the Employer with the necessary written authorization to deduct the required employee contributions will receive no fund coverage. In those cases in which an employee has supplied the Employer with the required written authorization but because of lack of wages the Employer is unable to deduct the employee contribution due for a particular benefit month, it is the obligation of the employee to pay, in a timely fashion, to the Employer for transmittal to the Fund, the required employee contribution. The coverage of such an employee failing to make the required payment on time is automatically terminated. Employee pre-tax co-pay will be deducted on a weekly basis.

              13.05 - SICKNESS AND HEALTH AND LIFE INSURANCE

              For those eligible employees who do not elect medical and dental coverage during the defined time period, the Company will make a monthly contribution to the Fund of $44.00 for Sickness and Accident Coverage and Life Insurance Coverage as provided by the U.I.U. HEALTH AND WELFARE FUND TRUST.

              13.06 - PAYMENT OF CONTRIBUTIONS

              Contributions are due from the employer on the tenth (10th) day of the benefit month, commencing with the month of May, 1997, and each and every month thereafter so long as this agreement is in force.

              13.07 - COVERAGE

              (a) HOSPITAL AND MEDICAL BENEFITS . Coverage for newly hired employees and any named dependents will begin on the first day of the month following completion of thirty (30) days of employment. Previously covered employees shall be covered the first day of the calendar month following their return to work.

              (b) DISABILITY BENEFITS. Newly hired employees shall be eligible for the sixty percent (60%) Indemnity Payment if disabled after completing six (6) months of employment.

              (c) These provisions for newly hired employees shall not apply in the case of those employees who have been "Previously Covered" under the Fund. Such employees and their dependents shall be eligible for all benefits from the date of hire.

              13.08 - ELECTION OF CATEGORY OF COVERAGE AND RIGHT TO CHANGE

              Employees shall elect a category of coverage no later than the first day of the calendar month following the completion of thirty (30) days employment. This election may be changed only as provided for in the Plan. Newly born children must be enrolled within 31 days of birth.

              13.09 - REQUIREMENTS

              The employer shall transmit to the FUND with each contribution a contribution report on the form furnished by the FUND on which the employer shall report the names, status, hire and termination dates as applicable, as well as the total gross earnings of each eligible employee during the wage month.

              The employer further agrees to supply to the FUND such further information as may from time to time be requested by it in connection with the benefits provided by said FUND to said employees, and to permit audits of its books and records by the FUND for the sole purpose of determining compliance with the terms and conditions of this agreement.

              13.10 The COMPANY agrees solely to make the contributions required by the terms of this Agreement. The UNION and the UIU HEALTH AND WELFARE FUND agree to hold harmless and indemnify the COMPANY from any and all claims, grievances, lawsuits, actions at law or inequity relating to the Plan except a claim that the COMPANY has not paid the contribution required by this Agreement.

              The COMPANY does not agree to be bound by, and expressly disavows any obligations imposed upon the COMPANY by, the provisions of any Trust Agreement or other document pertaining to the UIU HEALTH AND WELFARE FUND to which the COMPANY is not a signatory party.

              13.11 - REINSTATEMENT OF COVERAGE

              The FUND may, in its sole discretion, elect to reinstate coverage either retroactively or prospectively or both once the amounts owed to the FUND by the employer are paid in full. If coverage is reinstated prospectively, there shall, nevertheless, be no coverage for illnesses first manifested during the 10 day period following the date of reinstatement.

              13.12 - PART-TIME EMPLOYEES

              For the purpose of FUND coverage, a part-time employee is one who is hired to regularly work less than the number of hours established as the regular work week in this AGREEMENT, which definition does not include regular full-time employees who are hired to work a full work week but who might be working short hours because of lack of work, sickness, etc. Part-time employees shall not receive FUND coverage nor shall the EMPLOYER pay a contribution for such employees. Nothing in this clause shall be construed as an affirmation or negation of the EMPLOYER'S right to hire part-time employees.

              13.13 The COMPANY shall have the right to audit the UIU HEALTH AND WELFARE FUND periodically.

              13.14 In consideration of the EMPLOYER'S aforesaid payment to said FUND as hereinabove provided, the UNION warrants that the Board of Trustees of the UIU HEALTH AND WELFARE FUND will, beginning on the date of receipt by the FUND of the EMPLOYER'S first said payment, and during such part of the life of this AGREEMENT as the EMPLOYER fully complies with the terms of such AGREEMENT in all respects, extend and make available to EMPLOYER'S said employee the benefits for which employees are eligible under the above designated benefit plan. No benefits will be paid or services furnished to any employee or employees for whom the EMPLOYER has not paid the required contribution to the FUND except as, and only to the extent, otherwise required by any applicable State Disability Benefit Insurance Law.

              13.15 NEGOTIATED BENEFIT OR CONTRIBUTION CHANGES It is understood that future negotiations between United Steel Workers and Simmons Company will result in some benefit and contribution changes. Those changes and the effective date of those changes will be applicable to this agreement.

                                   ARTICLE XIV
                                   -----------
                                  JURY SERVICE
                                  ------------

              14.01 Any employee duly called to perform his civic duty to serve on a jury panel shall be compensated by the COMPANY for the difference between the daily jury pay and average hourly earnings as computed in Section 8.07 if an incentive worker or the hourly day work rate for the classification if a day worker of the employee based on an eight (8) hour work day. Any employee who is excused from serving shall not be required to report to his job to complete a partial shift. In the event any employee has been excused for a full day, he shall report to his job and continue working until told to report again for jury duty.

                                   ARTICLE XV
                                   ----------
                                 BEREAVEMENT PAY
                                 ---------------

              15.01 DEFINITION

                     Bereavement pay will be granted up to a maximum of three days for time lost due to death in the immediate family. Immediate family is defined as mother, mother-in-law, father, father-in-law, brother, half brother, sister, half sister, grandchildren, spouse or child. No pay shall be granted unless an employee fails upon request to furnish the COMPANY with reasonable proof of death and relationship.

              15.02 PAYMENT

              The pay for such loss of time from work will be for eight hours, straight time at the employee's previous quarter average hourly rate if an incentive employee and at the classification rate of pay if a day worker.

                                   ARTICLE XVI
                                   -----------

                                 BULLETIN BOARDS
                                 ---------------

              16.01 The UNION may put up bulletin boards at locations specified by the MANAGEMENT for the following non-controversial UNION announcements:

                     (a)    Notice of UNION recreational or social affairs;

                     (b) Notice of UNION nominations or elections and results of such elections and nominations;

                     (c)    Notice of UNION Appointment;

                     (d)    Notice of UNION meetings;

                     (e)    Notice of dates when dues payments are to be made;

                     (f) Notices pertaining to the U.I.U. Health and Welfare and U.I.U. Pension Programs.

              16.02 The UNION agrees that all notices so posted as above stated shall be signed by the Secretary or other authorized officer of the UNION and he alone shall have the power to post such notices on behalf of the UNION and further agrees that notices are to remain on the bulletin board for a period of not more than two (2) weeks.

              Before any notices are posted in accordance with the foregoing, a copy of such notice shall be delivered to the COMPANY Operations Manager, or to the Labor Relations Specialist where there are such officials. Any of the aforementioned representatives of the COMPANY may remove from the bulletin board any notice which does not conform to the requirements of this Article.


                                  ARTICLE XVII
                                  ------------

                                 MILITARY CLAUSE
                                 ---------------

              17.01 The COMPANY agrees to comply with all applicable laws relating to re-employment rights of employees called for military duty.

                                  ARTICLE XVIII
                                  -------------
                              CONTROLLING AGREEMENT
                              ---------------------

              18.01 The parties agree that this agreement supersedes and replaces an agreement referred to as the Master Multi-plant Working Agreement. No terms affecting wages, hours or working conditions from the Master Multi-plant Working Agreement shall be binding on the parties unless expressly agreed to in this agreement. Further, no bargaining requirements or practices embodied in the Master Multi-plant Working Agreement are binding on the parties to this agreement. Neither party will require or request of the other party bargaining as part of a multi-plant bargaining process.

                                   ARTICLE XIX
                                   -----------
                                 TRAINING PERIOD
                                 ---------------

              19.01 Employees who are recalled, transferred, bid, bump or roll to another incentive job shall immediately receive the training rate described in this agreement where such training rate is provided or his/her incentive earnings for such job, whichever is higher. Any employee who is recalled, transferred, bids, bumps or rolls to a day work job shall immediately receive the top rate for the classification of said job as described in this Agreement.

              19.02 In all cases involving transfer, bid, bump, roll or promotion, the employee or employees concerned shall receive a trial period of at least thirty (30) working days, provided the employee shows satisfactory progressive improvements. Such trial period may be extended by mutual AGREEMENT BETWEEN THE COMPANY and the UNION. If the employee fails to show satisfactory improvement and is about to be disqualified, the UNION will be so advised immediately. If the employee and the UNION request an extension of time the COMPANY will consider such request.

                                   ARTICLE XX
                                   ----------
                 PAY DURING TREATMENT OF WORK-CONNECTED INJURIES
                 -----------------------------------------------

20.01  (a)    If an employee is injured in the Plant while performing his work assignment and it is necessary for him to receive treatment by either the COMPANY Nurse or COMPANY Doctor during his regularly scheduled working hours, the COMPANY shall pay for the time spent in the treatment of such injury on the day the injury occurred at his average rate if an incentive worker or his hourly rate if an hourly worker. If either the Nurse or Doctor certifies that such injured employee is unable to continue work because of such injury, the COMPANY will pay for the balance of his scheduled shift at his average rate for incentive worker and hourly rate for hourly worker. If the Doctor requests subsequent visit(s) during his regularly scheduled shift for the treatment of this injury, the COMPANY will pay for the time spent in this treatment at the employee's average rate for incentive worker and hourly rate for hourly worker. To minimize employee inconvenience, such subsequent visits will be scheduled, if possible, during the employee's regular shift. However, where a second or third shift employee is injured on the job and subsequently requires additional treatment for this injury, then such visits shall be scheduled by the COMPANY's Personnel Department at a time consistent with the treating Doctor's office hours.

       (b) The employee will be clocked out in time to make the appointment as scheduled. When the employee leaves the doctor or nurse, he/she will receive a release form that will show the completion time of the appointment. Upon returning to his/her department, the employee will present this form to his/her supervisor and will be clocked back in for return to work.

       (c) It is agreed that for all such visits off the COMPANY premises, upon request, the COMPANY will furnish transportation if the employee is unable to drive or has no means of transportation.

       (d) None of the sections of this paragraph are to be so construed that benefits will inure in addition to or pyramid on disability payments or Workers' Compensation payments.

                                   ARTICLE XXI
                                           ---
                          EQUAL EMPLOYMENT OPPORTUNITY


              SIMMONS COMPANY provides equal employment opportunity to qualified persons without regard to race, color, religion, creed, national origin, age, sex, ancestry, handicap, HIV infection, AIDS or AIDS related complex, or veteran status except where religion, sex, national origin or age is a bona fide occupational qualification. Our policy relates to all phases of employment including recruitment, placement, promotion, training, demotion, transfer, layoff, recall and termination, rates of pay, employee benefits and participation in all SIMMONS sponsored employee activities.

              We are opposed to all forms of harassment including sexual, racial, ethnic or religious harassment. Unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature or verbal or physical conduct directed at a person's race, color, religion, sex, national origin, age, handicap or veterans status may constitute harassment. Claims of harassment which come to our attention may result in discipline up to and including discharge. At any time, if you believe that you have been harassed, you must report the harassment to your immediate Supervisor or your Human Resources Manager. A confidential investigation will be conducted.

                                  ARTICLE XXII
                                          ----
                                  SAVING CLAUSE
                                  -------------

              22.01 If any provision of this Shawnee, Kansas Labor Agreement is invalid or illegal, or declared inoperative or invalid, then such prevision(s) shall be considered to be deleted in its entirety and the remaining provisions of the agreement shall remain in full force and effect.

              22.02 The parties recognize the need to maintain compliance with all federal statutes and regulations and nothing in this agreement shall be construed to prevent the company from taking actions necessary to comply with federal law. Further, to the extent any provision of this agreement conflicts with a federal statute or regulation, the federal law shall govern.

                                  ARTICLE XXIII
                                  -------------
                              EMPLOYEE BIRTHDAY PAY
                              ---------------------

              23.01 Each employee who meets the requirement for holiday eligibility will receive an additional eight (8) hours pay (computed as per Section 10.08) during the week in which his birthday occurs, even though he may be on vacation or absent due to illness or accident. Should the birthday fall on a Saturday, Sunday, or holiday, the employee will nevertheless receive the above mentioned eight (8) hours pay. In the event an employee desires to take a day off from work on his birthday in lieu of eight (8) hours pay, he may do so only if he gives five (5) working days prior notice to his supervisor. The above will be administered so as to permit an employee to select a day off in the event his birthday falls on a Saturday, Sunday, or holiday. Employees on layoff status will not be eligible for birthday pay if such birthday falls later than fifteen
(15) calendar days following the layoff.

              Employees who are eligible for birthday pay and elect to receive pay in lieu of a day off by January 1st will receive a $100 Birthday check, exclusive of payroll deductions. If not elected by January 15th, the appropriate clauses of the contract will apply.

                                  ARTICLE XXIV
                                  ------------
                      DURATION AND TERMINATION OF CONTRACT
                      ------------------------------------

              24.01 This AGREEMENT shall be in full force and effect from April 23, 1997 until April 22, 1999.


              24.02 The parties agree that there shall be no reopening of this AGREEMENT and that this AGREEMENT constitutes the entire AGREEMENT between the parties and at no time during the life of this AGREEMENT shall either party have any obligation to negotiate or bargain with the other party with respect to any points not covered by this AGREEMENT and as to matters covered by this AGREEMENT only in the manner and to the extent herein provided.

              No other agreements, understandings or practices, contemporaneous or preexisting, except to the extent that they are expressly included in this Agreement, shall be binding on either party. Similarly, no subsequent agreements, understandings or practices shall be valid unless reduced to writing and signed by the authorized representatives of both parties.

              24.03 This AGREEMENT, shall become effective as described above and shall continue to remain in full force and effect from year to year thereafter, unless written notice is given by either party hereto to the other on or before sixty (60) days prior to the annual expiration date, requesting that the AGREEMENT be modified or terminated. In the event of such notification, the parties hereto shall immediately confer and negotiate with reference to a new or modified AGREEMENT. Negotiations for a new contract shall commence not later than thirty (30) days from the date of the written notice herein mentioned.

              In the event that neither party notifies the other of its desire to modify this AGREEMENT, this AGREEMENT subject to such notification shall continue to remain in effect during the period of negotiations until a new AGREEMENT has been reached or until either party shall give the other party ten (10) days notice of cancellation. No other notice of modification or of termination of contract shall be required of either party other than the notice herein specified. In any event, nothing herein contained shall preclude either party from modifying or changing or amending its proposals for a new AGREEMENT.

                                   ARTICLE XXV
                                   -----------
                                  MISCELLANEOUS
                                  -------------

              25.01 Cameras will be used ONLY for appropriate security measures. Mr. Barton will discuss with all appropriate Plant Managers.

                                  ARTICLE XXVI
                                  ------------
                          SEVERANCE AND PLANT CLOSINGS
                          ----------------------------

              26.01 In the event the COMPANY decides to close this facility, sixty (60) day notice of such event will be given to the District Director. Those employees affected by the plant closing shall continue to be covered under their existing U.I.U. HEALTH AND WELFARE FUND benefits as outlined in Article XIII of the Collective Bargaining AGREEMENT, for an additional four (4) months, and the COMPANY shall be responsible for the payment of the contributions for the four (4) month period of coverage.

              IN WITNESS WHEREOF, the parties hereunto set their hands and seals as hereinbefore stated.

SIMMONS COMPANY                            THE UNITED STEEL WORKERS OF AMERICA,
                                           A.F.L., C.I.O., C.L.C.

By
  ----------------------------------       ---------------------------------
Robert K. Barton                           George F. Becker
Senior Vice President, Human Resources     International President

                                           ---------------------------------
                                           Leo W. Gerard
                                           International Secy.-Treas.

                                           ---------------------------------
                                           Richard H. Davis
                                           Int. V.P. (Administration)

                                           ---------------------------------
                                           Leon Lynch
                                           Int. V. P. (Human Affairs)

                                           ---------------------------------
                                           David A. Foster
                                           Director, District 11

                                           ---------------------------------
                                           Jerry T. Johnson
                                           Staff Representative

                                           ---------------------------------
                                           Greg Crane
                                           President LU173

APPENDIX A

                               DISCIPLINARY POLICY

              SIMMONS corporate view is that the disciplinary procedure is not designed to punish employees, particularly for less serious offenses, but, rather, to educate, correct and train people as effective team members who can be counted on to give reliable productive performance.

              Finally, time itself is the best measure of correction in any individual, regardless of job or authority. In the situation of the lesser offenses as contrasted with the more serious offenses described in Section 2.04 of this AGREEMENT, each manager is cautioned with the need to believe that the employee has corrected his problem in the event there is no repetition of such within one year of the last infraction. In that event, the process is to begin anew.

                              SHAWNEE, KANSAS PLANT

                                  SCHEDULE "A"

                        INCENTIVE WORK BASIC TIMING RATES

DEPT             CLASSIFICATION                                        RATES EFFECTIVE
                                                          10/16/94         10/16/95       10/16/96
               BORDER DEPT.

105            Border Machine Operator                      8.14             8.39           8.64
               Misc. Border Operations                      8.04             8.29           8.54
               Border Quilt Mach. Oper                      8.22             8.47           8.72
               BOX SPRINGS DEPT.

150            Pre-Load                                     8.20             8.45           8.70

150            Upholster in Press                           8.65             8.90           9.15

160            Top Off Assembler                            8.35             8.60           8.85

165            Wood Shop Assembly                           8.35             8.60           8.85
               QUILTING DEPT.

120            Quilt Machine Operator                       8.22             8.47           8.72
               QUILT SEWING DEPT.

120            Misc. Quilt Sewing                           8.04             8.27           8.54
               MATTRESS & BOX
               SPRING SEWING

115            Misc. Box Spring Sewing                      8.04             8.29           8.54
               MATTRESS ASSEMBLE

130            Close Mattress                               8.81             9.06           9.31
               Hogring Mattress                             8.55             8.80           9.05
               ULTRA-SONIC COIL
               ASSEMBLY

225            H.M.B. Operator                              8.40             8.65           8.90
               Ultra-Sonic Coiler                           8.15             8.40           8.65

                              SHAWNEE, KANSAS PLANT

                                  SCHEDULE "B"

                            RATES FOR HOURLY WORKERS

CLASSIFICATION                                   RATES EFFECTIVE
                             10/16/94               10/16/95      10/16/96
Shipping/Receiving             8.50                   8.80          9.10
Inspector                      8.50                   8.80          9.10
Cutter                         8.56                   8.86          8.16
Sweeper                        8.10                   8.40          8.70
Material Handler               8.25                   8.55          8.85
Inventory Rate                10.00                   10.00        10.00
Repair Quilt Panels &          8.25                   8.55          8.85
Borders
H.M.B. Inspector               8.25                   8.55          8.85
Automatic Pack                 8.75                   9.05          9.35
Mach/Inspec
Part Time                      7.00                   7.30          7.60

                              SHAWNEE, KANSAS PLANT
                                    ADDENDUM

       The AGREEMENT detailed below between SIMMONS COMPANY, Shawnee, Kansas and the United Steel Workers of America, AFL, CIO, Local UNION No. 173 will take effect on and continue until the termination date of this Agreement.

       In all cases where the language below conflicts or is otherwise in disagreement with the "SKLA" the language below shall prevail.

1. OVERTIME: The normal overtime schedule for production employees will be limited to ten (10) hours per day Monday through Friday and no more than eight (8) hours on Saturday. In the event of a serious customer service requirement, overtime hours may be expanded to a maximum of twelve (12) hours per day Monday through Friday and eight (8) hours on Saturday. If twelve (12) hours are necessary the COMPANY will seek volunteers. If there are not enough volunteers, then the overtime will be scheduled according to seniority. Production on Sundays and holidays may be performed by volunteers but will not be mandatory.

       On those occasions where the COMPANY'S orders are heavy, they must have the right to schedule overtime to satisfy the customer's requirements.

       If the overtime requirement continues, the COMPANY will hire new people and train them or even bring in finished stock from other factories rather than work continued overtime. Over the long run heavy overtime tends to be counter productive and is not in the best interest of SIMMONS COMPANY or its employees.

       The COMPANY'S intent is to have the flexibility needed to work overtime on a limited basis to satisfy the customers.

       In all cases the COMPANY will make every effort to use the variable starting times by department so as to reduce the amount of overtime required on a daily basis. (All other overtime restrictions in the current contract referring to working more than two consecutive Saturdays in "peak season" months will be eliminated.)

2. BORROWED PERSON: When an employee is borrowed for the convenience of the COMPANY and given a type of work to perform on which he/she has not been qualified (previously earned incentive rate), then his/her rate shall be his/her average hourly earnings rate, provided such average rate is greater than his/her earnings on incentive or the day work rate for the work being performed. In those cases where an employee is borrowed into a job on which he/she has previously qualified, his/her earnings shall be at incentive rate for that job. The following refreshing of skills chart will apply to those individuals:

           0 - 15 days         No training allowance

          16 - 29 days         4 hours at average

          30 - 59 days         8 hours at average

          60 days - 6 months   24 hours at average

          6 months - 1 year    40 hours at average

          3 years or more      Retrain Completely

       An employee who has been trained on a job may not delete himself/herself from that job unless it is mutually agreed upon by both the COMPANY and the UNION.

3. where any jobs deemed to be less than an eight-hour-per-day job, it shall be subject to combinations with other jobs. These jobs will be performed at the rate of pay if it is an indirect job or performed on incentive if it is a direct job. Averages will be established for all hours worked on these combination jobs. Classifications of employees with fifteen (15) or more years of continuous service will be subtracted to combination of Classifications in less more years of continuous service will be subtracted to combinations of Classifications in less than an eight-hour-per-day job, he/she will be subjected to
       Article II Seniority Section 1:11- Determination of Layoffs.

4. The COMPANY will provide some type incentive for material handlers int he Hogring area, Box Spring Construction and Upholstery, provided the material handlers learn to operate forklifts and keep production line loaded when all materials are available. Keep downtime in department to a minimum.